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                                                                    Exhibit 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Third Amended and Restated Carreker-Antinori, Inc. 1994 Long Term Incentive Plan and the Amended and Restated Carreker-Antinori, Inc. Director Stock Option Plan of our report dated March 7, 2001 (except for
Note 11, as to which the date is April 11, 2001), with respect to the consolidated financial statements of Carreker Corporation (formerly Carreker-Antinori, Inc.), included in its Annual Report (Form 10-K) for the year ended January 31, 2001, filed with the Securities and Exchange Commission.

                                       /s/ Ernst & Young LLP

Dallas, Texas
September 28, 2001